Exhibit 99-2

Valuation and Qualifying Accounts and Reserves ($ million)

Column A	Column B	Column C		Column D		Column E
		Additions		Deductions
Description	Balance at beginning of period	Charged to costs and expenses	Charged to other accounts	Credited to costs and expenses	Credited to other accounts	Balance at end of period
Allowance for doubtful accounts
Year ended June 30, 2005	(8)			2	1	(5)
Year ended June 30, 2004	(10)			1	1	(8)
Year ended June 30, 2003	(15)	(4)			9	(10)
Allowance for inventory obsolescence
Year ended June 30, 2005	(4)	(16)			14	(6)
Year ended June 30, 2004	(3)	(14)			13	(4)
Year ended June 30, 2003	(12)	(8)			17	(3)
Valuation allowance on deferred tax assets
Year ended June 30, 2005	(39)		(4)	10		(33)
Year ended June 30, 2004	(97)			58		(39)
Year ended June 30, 2003	(66)	(31)				(97)
Accrued environmental remediation
Year ended June 30, 2005	(29)	(8)			4	(33)
Year ended June 30, 2004	(17)	(14)			2	(29)
Year ended June 30, 2003	(17)	(2)			2	(17)
LIFO allowance
Year ended June 30, 2005	(9)					(9)
Year ended June 30, 2004	(8)	(1)				(9)
Year ended June 30, 2003	(11)			3		(8)
Accrued restructuring
Year ended June 30, 2005	(3)	(7)			8	(2)
Year ended June 30, 2004	(6)	(1)			4	(3)
Year ended June 30, 2003	(14)				8	(6)